Exhibit 99.1

Constellation Energy Partners Closes Acquisition of Oil and Gas Properties in the Cherokee Basin

BALTIMORE, Sept. 21 /PRNewswire-FirstCall/ — Constellation Energy Partners LLC (NYSE Arca: CEP) today announced that its wholly owned subsidiary, CEP Mid-Continent LLC, has closed its previously announced acquisition of certain coalbed methane properties from Newfield Exploration Mid-Continent Inc., a subsidiary of Newfield Exploration Company (NYSE: NFX), for an aggregate purchase price of approximately $128 million, subject to certain purchase price adjustments. The properties are located in the Cherokee Basin in Oklahoma.

“With three top producing properties, we are now among the largest competitive operators in the Cherokee Basin,” said Felix Dawson, chief executive officer, Constellation Energy Partners. “We have executed well against our acquisition strategy, and the successful consolidation in the Cherokee Basin has more than doubled our proved reserves and tripled daily production. CEP’s focus continues to drive increased unitholder returns through the acquisition of attractive long-lived properties such as these.”

Simultaneously with this closing of the acquisition, Constellation Energy Partners completed a previously announced private placement of its common units for aggregate cash proceeds of approximately $105 million. The proceeds from this equity private placement, together with funds available under the company’s revolving credit facility, fully funded the purchase price of the acquisition.

Constellation Energy Partners was formed—and is partly owned—by Constellation Energy (NYSE: CEG), a Fortune 200 energy company with 2006 annual revenues of $19.3 billion.

Constellation Energy Partners LLC (http://www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

Forward-Looking Statements

We make statements in this news release that are considered forward- looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our Securities and Exchange Commission filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE Constellation Energy Partners LLC